EXHIBIT 97.1
RLJ LODGING TRUST
________________________
Amended and Restated
Executive Compensation Clawback Policy
The Compensation Committee of the Board of Trustees (the “Board”) of RLJ Lodging Trust (the “Company”) has adopted this Amended and Restated Executive Compensation Clawback Policy (this “Policy”) to provide for the recovery of certain incentive compensation in the event of an Accounting Restatement.
Statement of Policy
In the event that the Company is required to prepare an Accounting Restatement, except as otherwise set forth in this Policy, the Company shall recover, reasonably promptly, the Excess Incentive Compensation received by any Covered Executive during the Recoupment Period.
This Policy applies to all Incentive Compensation received during the Recoupment Period by a person (a) after beginning service as a Covered Executive, (b) who served as a Covered Executive at any time during the performance period for that Incentive Compensation and (c) while the Company has a class of securities listed on the New York Stock Exchange (the “NYSE”) or another national securities exchange or association. This Policy may therefore apply to a Covered Executive even after that person is no longer a Company employee or a Covered Executive at the time of recovery.
Incentive Compensation is deemed “received” for purposes of this Policy in the fiscal period during which the financial reporting measure specified in the Incentive Compensation award is attained, even if the payment or issuance of such Incentive Compensation occurs after the end of that period. For example, if the performance target for an award is based on total shareholder return for the year ended December 31, 2023, the award will be deemed to have been received in 2023 even if paid in 2024.
Exceptions
The Company is not required to recover Excess Incentive Compensation pursuant to this Policy to the extent the Compensation Committee makes a determination that recovery would be impracticable for one of the following reasons (and the applicable procedural requirements are met):
(1)after making a reasonable and documented attempt to recover the Excess Incentive Compensation, which documentation will be provided to the NYSE to the extent required, the Compensation Committee determines that the direct expenses that would be paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered; or
(2)the Compensation Committee determines that recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.
Additional Events
The Compensation Committee may specify in any equity award that a grantee's rights, payments, and benefits with respect to the equity award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of the equity award. Such events may include, but shall not be limited to, termination of employment for cause,

EXHIBIT 97.1
termination of the grantee’s provision of services to the Company, violation of material Company policies, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the grantee, or other conduct by the grantee that is detrimental to the business or reputation of the Company. These provisions will generally be limited to a two-year look-back from the occurrence of the event that gives rise to the forfeiture.
Definitions
“Accounting Restatement” means an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. For the avoidance of doubt, a restatement resulting solely from the retrospective application of a change in generally accepted accounting principles is not an Accounting Restatement.
“Covered Executive” shall mean the Company’s Chief Executive Officer, President, Chief Financial Officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division, or function, any other officer who performs a policy-making function for the Company, any other person who performs similar policy-making functions for the Company, and any other employee who may from time to time be deemed subject to this Policy by the Compensation Committee.
“Excess Incentive Compensation” means the amount of Incentive Compensation received during the Recoupment Period by any Covered Executive that exceeds the amount of Incentive Compensation that otherwise would have been received by such Covered Executive if the determination of the Incentive Compensation to be received had been determined based on restated amounts in the Accounting Restatement and without regard to any taxes paid.
“Incentive Compensation” means any compensation (including cash and equity compensation) that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure. For purposes of this definition, a “financial reporting measure” is (a) any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements and any measure derived wholly or in part from such measures, or (b) the Company’s stock price and/or total shareholder return. A financial reporting measure need not be presented within the financial statements or included in a filing with the SEC.
“Recoupment Period” means the three completed fiscal years preceding the Trigger Date, and any transition period (that results from a change in the Company’s fiscal year) of less than nine months within or immediately following those three completed fiscal years; provided that any transition period of nine months or more shall count as a full fiscal year.
“Trigger Date” means the earlier to occur of: (a) the date the Board, the Audit Committee (or such other committee of the Board as may be authorized to make such a conclusion), or the officer or officers of the Company authorized to take such action if action by the Board is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement; or (b) the date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement; in the case of both (a) and (b) regardless of if or when restated financial statements are filed.
Administration
In addition to the conduct-related triggers discussed in the “Additional Events” section above, this Policy is intended to comply with Section 303A.14 of the NYSE Listed Company Manual, Section 10D of the Securities Exchange Act of 1934, as amended (the “Act”), and

EXHIBIT 97.1
Rule 10D-1(b)(1) as promulgated under the Act, and shall be interpreted in a manner consistent with those requirements. The Compensation Committee has full authority to interpret and administer this Policy. The Compensation Committee’s determinations under this Policy shall be final and binding on all persons, need not be uniform with respect to each individual covered by this Policy, and shall be given the maximum deference permitted by law.
The Compensation Committee has the authority to determine the appropriate means of recovering Excess Incentive Compensation based on the particular facts and circumstances, which could include, but is not limited to, seeking direct reimbursement, forfeiture of awards, offsets against other payments, and forfeiture of deferred compensation (subject to compliance with Section 409A of the Internal Revenue Code).
Subject to any limitations under applicable law, the Compensation Committee may authorize any officer or employee of the Company to take actions necessary or appropriate to carry out the purpose and intent of this Policy; provided that no such authorization shall relate to any recovery under this Policy that involves such officer or employee.
If the Compensation Committee cannot determine the amount of Excess Incentive Compensation received by a Covered Executive directly from the information in the Accounting Restatement, such as in the case of Incentive Compensation tied to stock price or total shareholder return, then it shall make its determination based on its reasonable estimate of the effect of the Accounting Restatement and shall maintain documentation of such determination, including for purposes of providing such documentation to the NYSE.

No Indemnification or Advancement of Legal Fees
Notwithstanding the terms of any indemnification agreement, insurance policy, contractual arrangement, the governing documents of the Company or other document or arrangement, the Company shall not indemnify any Covered Executive against, or pay the premiums for any insurance policy to cover, any amounts recovered under this Policy or any expenses that a Covered Executive incurs in opposing Company efforts to recoup amounts pursuant to this Policy.
Non-Exclusive Remedy; Successors
Recovery of Incentive Compensation pursuant to this Policy shall not in any way limit or affect the rights of the Company to pursue disciplinary, legal, or other action or pursue any other remedies available to it. This Policy shall be in addition to, and is not intended to limit, any rights of the Company to recover Incentive Compensation from Covered Executives under any legal remedy available to the Company and applicable laws and regulations, including but not limited to the Sarbanes-Oxley Act of 2002, as amended, or pursuant to the terms of any other Company policy, employment agreement, equity award agreement, or similar agreement with a Covered Executive.
This Policy shall be binding and enforceable against all Covered Executives and their successors, beneficiaries, heirs, executors, administrators, or other legal representatives.
Amendment
This Policy may be amended from time to time by the Compensation Committee or the Board.
Effective Date
This Policy shall apply to any Incentive Compensation received on or after October 28, 2023